Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Barbara K. Hembree
February 24, 2009		317.465.0445
		bhembree@fhlbi.com

Federal Home Loan Bank of Indianapolis Announces

2008 Fourth Quarter Financial Results

Indianapolis, IN—On February 24, 2009, the Federal Home Loan Bank of Indianapolis (FHLBI) released its unaudited financial results for the quarter ended December 31, 2008. Net income increased to $45.3 million for the fourth quarter of 2008, compared to $37.9 million for the fourth quarter of 2007. Net income increased to $184.5 million for the year ended December 31, 2008, compared to $122.1 million for the year ended December 31, 2007. This record annual net income was primarily due to growth in assets combined with lower funding costs and wider spreads on our invested assets. Retained earnings increased to $282.7 million at December 31, 2008, compared to $202.1 million at December 31, 2007, an increase of 39.9%. Accumulated other comprehensive income declined by $65.4 million for a balance of ($71.4) million at December 31, 2008. This decline was due to the change in fair value attributable to hedging ineffectiveness on our available-for sale securities. As of December 31, 2008, the FHLBI met all regulatory capital requirements, including our risk-based capital requirement.

Total assets were $56.9 billion at December 31, 2008, an increase of $0.8 billion or 1.4%, compared to $56.1 billion at December 31, 2007. The FHLBI increased its advances outstanding, at par, to its borrowers by $3.6 billion or 13.5% during 2008, for a balance of $30.0 billion at December 31, 2008. These increases were primarily the result of recent market conditions as the FHLBI responded to its members’ increased need for liquidity.

Other principal assets include mortgage-backed securities (MBS) and asset-backed securities (ABS), Mortgage Purchase Program (MPP), and short-term investments. The FHLBI held $4.5 billion in private-label MBS and ABS at December 31, 2008, with gross unrealized losses of $760 million. The unrealized losses on our investments in private-label MBS and ABS were caused by continued general market deterioration for private-label MBS and ABS. This deterioration resulted from decreased credit performance of mortgage loans and declining housing prices, compounded by the effect of forced portfolio liquidations by certain large investors. We have performed an other-than-temporary-impairment analysis, and we do not consider these investments to be other-than-temporarily impaired at December 31, 2008. Agency MBS outstanding were $2.2 billion; agency debentures outstanding were $1.8 billion; MPP outstanding balance was $8.8 billion; and short-term investments totaled $7.2 billion at December 31, 2008.

As previously announced, the board of directors of the FHLBI declared dividends on B-1 and B-2 stock at annualized rates of 4.00% and 3.20%, respectively. These dividends, which totaled $23.6 million, were paid in cash on February 20, 2009.

All amounts referenced as of and for the quarter and year ended December 31, 2008, are unaudited. Audited financials will be provided on Form 10-K, which the FHLBI intends to file with the Securities and Exchange Commission in March.

Safe Harbor Statement

This document contains forward-looking statements concerning plans, objectives, goals, strategies, future events or performance, which are not statements of historical fact. The forward-looking statements contained in this release reflect our current beliefs and expectations. Actual results or performance may differ materially from what is expressed in the forward-looking statements. Readers are referred to the documents filed by us with the SEC, specifically reports on Form 10-K and Form 10-Q which include factors that could cause actual results to differ from forward-looking statements. These reports are available at www.sec.gov.

###

Building Partnerships, Serving Communities

The Federal Home Loan Bank of Indianapolis (FHLBI) is one of 12 regional banks that make up the Federal Home Loan Bank System. FHLBanks are government-sponsored enterprises created by Congress to ensure access to low-cost funding for their member financial institutions. FHLBanks are privately capitalized and funded, and receive no Congressional appropriations. The FHLBI is owned by its financial institution members, which include commercial banks, credit unions, insurance companies, and savings banks headquartered in Indiana and Michigan. For more information about the FHLBI and its Affordable Housing Program, visit www.fhlbi.com.

2